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                                                                     Exhibit 3.5

                          CERTIFICATE OF INCORPORATION
                                       OF
                         DIRECTV CUSTOMER SERVICES, INC.

1.        The name of the corporation is:

                         DIRECTV Customer Services, Inc.

2. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The corporation is authorized to issue one class of stock. The total number of authorized capital stock of the corporation shall be One Thousand (no par value).

5. The name and mailing address of the incorporator is Karen O. Earls, 2230 E. Imperial Highway, El Segundo, California 90245.

6.        The corporation is to have perpetual existence.

7. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

8. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.

Dated: April 12, 1999

                                                        /s/ Karen O. Earls
                                                    ---------------------------
                                                            Karen O. Earls